Exhibit 99

FOR IMMEDIATE RELEASE

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2005 FIRST QUARTER RESULTS

CHICAGO, IL, October 28, 2004 – Quixote Corporation (Nasdaq: QUIX) today reported results for its first quarter ended September 30, 2004.

Net sales for the first quarter of fiscal 2005 were $37,987,000, compared with $39,184,000 in the first quarter of fiscal 2004.  The acquisition of Peek Traffic Corporation contributed net sales of $6,279,000 in the first quarter which were not part of the prior year’s results.  Operating profit was $137,000, compared with operating profit of $4,109,000 in the first quarter of fiscal 2004.  The net loss for the first quarter of fiscal 2005 was $261,000, or $0.03 per diluted share, compared with net income of $2,321,000, or $0.27 per diluted share, in the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Although our operating results were better than anticipated, the prolonged delay in passing a multi-year federal highway funding bill, coupled with state and municipal budgetary constraints, continue to negatively impact our business and industry.  The result was a 5% decline in sales from our Protect and Direct Group compared to the same quarter last year.   In the Inform Group, sales declined 33% organically, primarily as a result of significantly lower sales volume at U.S. Traffic.”

Mr. Jezuit continued, “We are continuing to implement a number of strategic initiatives to maximize the long-term potential of our strong market position.  At the same time, we are continuing to control costs where possible to minimize the short-term effect of the difficult conditions in our market.  In addition, we are committed to improving the performance of our U.S. Traffic business.  We have integrated the sales, distribution and marketing operations of U.S. Traffic Corporation and Peek Traffic Corporation to more effectively penetrate the intersection control market.  We also continue to rationalize product lines and reorganize our manufacturing facilities to further reduce our operational costs. We believe these actions will lead us to profitability as our market improves.”

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Mr. Jezuit concluded, “The current highway funding authorization has been extended to May 31, 2005, and we expect a new multi-year highway funding bill will be passed next spring, which will have a major and positive impact on our business and industry.  However, in the short-term, we expect the continuation of delays in orders from customers and continued difficult operating conditions during what is seasonally a low point for our business.   As a result, we currently expect a loss for the second quarter of between $0.06 and $0.12 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EDT today, October 28, 2004, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2004, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation

Earnings Summary

	Three Months Ended September 30,
	2004	2003

Net sales	$37,987,000	$39,184,000
Cost of sales	26,715,000	26,408,000

Gross profit	11,272,000	12,776,000

Operating expenses:
Selling & administrative	9,875,000	7,951,000
Research & development	1,260,000	716,000
	11,135,000	8,667,000

Operating profit	137,000	4,109,000

Other income (expense)
Interest income	34,000	15,000
Interest expense	(592,000)	(498,000)
	(558,000)	(483,000)

Earnings (loss) before income taxes	(421,000)	3,626,000
Income tax provision (benefit)	(160,000)	1,305,000

Net earnings (loss)	$(261,000)	$2,321,000

Per share data - basic:
Net earnings (loss)	$(0.03)	$0.28
Average common shares outstanding	8,761,368	8,366,336

Per share data - diluted:
Net earnings (loss)	$(0.03)	$0.27
Average common shares outstanding	8,761,368	8,679,678

Quixote Corporation

Balance Sheet

	As of September 30, 2004	As of June 30, 2004
Assets
Current assets
Cash and cash equivalents	$603,000	$2,389,000
Accounts receivable, net	34,181,000	33,606,000
Inventories	25,778,000	25,308,000
Other current assets	6,504,000	6,938,000
	67,066,000	68,241,000

Net property, plant and equipment	27,219,000	27,512,000
Intangible assets and other, net	44,022,000	44,129,000
Total assets	$138,307,000	$139,882,000

Liabilities and Shareholders’ Equity
Current liabilities	$27,716,000	$28,268,000
Long-term debt, net	46,169,000	47,014,000
Other long-term liabilities	955,000	693,000
Shareholders’ equity	63,467,000	63,907,000
Total liabilities and shareholders’ equity	$138,307,000	$139,882,000

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